CONTRACT NUMBER: 2019-000052D

AMENDMENT TO THE CONTRACT BETWEEN
ADMINISTRACIÓN DE SEGUROS DE SALUD DE PUERTO RICO (ASES)
and
TRIPLE-S SALUD, INC.
to
ADMINISTER THE PROVISION OF PHYSICAL AND BEHAVIORAL HEALTH SERVICES UNDER THE GOVERNMENT HEALTH PLAN

THIS AMENDMENT TO THE CONTRACT BETWEEN ADMINISTRACIÓN DE SEGUROS DE SALUD DE PUERTO RICO (ASES) AND TRIPLE-S SALUD, INC., FOR THE PROVISION OF PHYSICAL AND BEHAVIORAL HEALTH SERVICES UNDER THE GOVERNMENT HEALTH PLAN (the “Amendment”) is by and between Triple-S Salud, Inc. (“the Contractor”), a managed care organization duly organized and authorized to do business under the laws of the Government of Puerto Rico, with employer identification number 66-0555677 represented by President, Ms. Madeline Hernández Urquiza, of legal age, single, resident of San Juan, Puerto Rico, and the Puerto Rico Health Insurance Administration (Administración de Seguros de Salud de Puerto Rico, hereinafter referred to as “ASES” or “the Administration”), a public corporation of the Commonwealth of Puerto Rico, with employer identification number 66-0500678, represented by its Board of Directors’ Chairman, Mr. Rafael Rodríguez Mercado, of legal age, married and resident of Guaynabo, Puerto Rico.

WHEREAS, the Contractor and ASES executed a Contract for the provision of Physical Health and Behavioral Health Services under the Government Health Plan for the Commonwealth of Puerto Rico, on September 21, 2018, (hereinafter referred to as the “Contract”);

WHEREAS, the Contract provides, pursuant to Article 55, that the Parties may amend such Contract by mutual written consent; and

WHEREAS, all provisions of the Contract will remain in full force and effect as described therein, except as otherwise provided in this Amendment.

NOW, THEREFORE, and in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to clarify and/or amend the Contract as follows:

I.	AMENDMENTS

1.	Article II Definition of “Annual Open Enrollment Period” shall be amended and replaced in its entirety as follows:

Annual Open Enrollment Period: The annual period of forty-five (45) Calendar Days from November 1 through December 15 during which Enrollees have one (1) opportunity to select a different Contractor, without cause.

2.	Immediately following Section 5.3.10, a new Section 5.3.11 shall be inserted stating as follows:

5.3.11
If an Enrollee’s Effective Date of Disenrollment occurs during an inpatient hospital admission, the Contractor the Enrollee was enrolled with on the date of admission (for purposes of this section, the “disenrolling Contractor”) is responsible for covered inpatient facility and professional services associated with the inpatient hospital admission. This responsibility continues from the date of admission until the date the Enrollee is discharged from the inpatient stay. The disenrolling Contractor shall not request and/or require that the disenrolled Enrollee be discharged from the inpatient facility for transfer to another inpatient facility. Should a discharge and transfer to another inpatient facility be medically necessary, the disenrolling Contractor shall notify the treating providers to work with the Enrollee’s new Contractor to facilitate the discharge, transfer, and authorization of services as needed. The Enrollee’s new Contractor is responsible for coordinating delivery of care pursuant to this Contract once discharge has occurred, including any subsequent professional services and shall work with the inpatient facility to facilitate discharge planning and authorize services as necessary.

3.	Immediately following Section 7.7.11.8, a new Section 7.7.11.9 shall be inserted stating as follows:

7.7.11.9	Nutritional supplements for adults with PKU when medically necessary;

4.
Section 7.7.11.9 shall be redesignated as section 7.7.11.10 and all subsections are redesignated accordingly in sequential order (i.e., subsection 7.7.11.9.1 shall be redesignated as 7.7.11.10.1., et seq). Section 7.7.11.10 shall be redesignated as section 7.7.11.11. Section 7.7.11.11 shall be redesignated as section 7.7.11.12. Section 7.7.11.12 shall be redesignated as section 7.7.11.13. Section 7.7.11.13 shall be resdesignated as section 7.7.11.14. Section 7.7.11.14 shall be redesignated as section 7.7.11.15 and all subsections are redesignated accordingly in sequential order (i.e., subsection 7.7.11.14.1 shall be redesignated as 7.7.11.15.1., et seq).

5.	Section 7.7.11.14.15, redesignated as section 7.7.11.15.15 shall be amended and replaced in its entirety as follows:

7.7.11.15.15 Multiple Sclerosis and Amiotrophic Lateral Sclerosis (ALS);

6.	Immediately following section 7.7.11.14.16, redesignated as 7.7.11.15.16, a new Section 7.7.11.15.17 shall be inserted stating as follows:

7.7.11.15.17 Effective upon issuance of mandated and uniform protocol, Albinism.

7.	Section 7.7.11.15 shall be redesignated as 7.7.11.16.

8.	Immediately following Section 10.1.5., a new Section 10.1.5.1 shall be inserted stating as follows:

10.1.5.1
The Contractor shall ensure that facilities subject to the federal emergency preparedness requirements as conditions of participation in Medicare and Medicaid are compliant with such requirements. A facilities’ certification of compliance for Medicare participation is sufficient for purposes of Medicaid participation. The impacted facilities and requirements are specified in Appendix Z of CMS’ State Operations Manual, available at https://www.cms.gov/Medicare/Provider-Enrollment-and-Certification/SurveyCertEmergPrep/Downloads/Advanced-Copy-SOM-Appendix-Z-EP-IGs.pdf.

9.	Section 10.2.2.1 shall be amended and replaced in its entirety as follows:

10.2.2.1
The Contractor shall develop a training curriculum for Providers consisting of twenty (20) hours per year divided into five (5) hours per quarter. The curriculum shall be submitted to ASES for review and prior written approval according to the timeframe specified in Attachment 12 to this Contract. ASES shall have the right to make recommendations or request coverage of specific topics for inclusion in the curriculum. The Contractor is obligated to offer twenty (20) hours per year of Provider training of which fifteen (15) hours shall be considered mandatory at least every two (2) years. Trainings may be coordinated and provided jointly with other Plan Vital contractors. Provider participation lists shall be shared with other Plan Vital contractors, and all mandatory training hours taken by Providers with other Plan Vital contractors shall be accepted by Contractor as meeting the requirements of this section. The curriculum will focus on topics of importance to professional practice and Plan Vital requirements and participating Providers should be encouraged to attend trainings. The curriculum shall include a description of how the Contractor will educate Providers on Contract requirements and shall also include, at a minimum:

10.	Section 13.6.2 shall be amended and replaced in its entirety as follows:

The Contractor shall employ a methodology and sampling process prior approved by ASES to verify with its Enrollees on a monthly basis whether services billed to the Contractor by Providers were actually received. The methodology and sampling process shall include criteria for identifying “high-risk” services and Provider types. A methodology and sampling process that must be employed by the Contractor on a monthly basis is the use of explanation of benefits for the sample of enrollees within forty-five (45) Calendar Days of payment of claims. Verification that services were received based on explanation of benefits may occur by mail or by phone.

11.	Section 18.1.11 shall be amended as follows:

18.1.11 Unless otherwise specified in the Reporting Guide issued by ASES or this Contract, the Contractor shall submit all reports to ASES, according to the schedule below:

12.	The table in Section 18.1.11 pertaining to the due date for Annual Report deliverables is amended and replaced in its entirety as follows:

Ninety (90) Calendar Days after the end of Puerto Rico’s Fiscal Year.

13.	Section 21.4 shall be amended and replaced in its entirety as follows:

21.4
The PMPM Payments shall be negotiated for every rating period covered by the Contract (namely from November 1, 2018 to October 31, 2019, November 1, 2019 to June 30, 2020, and July 1, 2020 to September 30, 2021). Any increase in the PMPM Payment shall be subject to ASES’s determination that the proposed new amount if actuarially sound.

14.	A new Section 21.4.1 shall be inserted under the existing Section 21.4 as follows:

21.4.1 Notwithstanding anything to the contrary in this Agreement, because the parties have not completed the revision of the PMPM Payments by the expiration of the current rating period which ends on October 31, 2019 (the “Expired Rating Period”) such that the new rating period must commence without updated PMPM Payments, then the following shall occur:

(a)	ASES shall continue to pay Contractors at the PMPM Payment rates that existed during the Expired Rating Period;

(b)
As soon as practicable, but in no event more than fifteen (15) days following the expiration of the Expired Rating Period, the parties shall complete in good faith the review of updated PMPM Payments (the “Updated PMPM Payments”).

(c)
Following agreement upon Updated PMPM Payments, the parties shall execute an amendment to Attachment 11 of the Contract setting forth the Updated PMPM Payments. Such amendment and the Updated PMPM Payments shall be effective as of November 1st 2019 as if the Updated PMPM Payments had been agreed upon at the expiration of the Expired Rating Period, provided that,

(1)	Notwithstanding the foregoing, because Updated PMPM Payment rates are subject to CMS and FOMB approval, ASES will continue to pay Contractors at the PMPM Payment rates that existed during the Expired

Rating Period until such time as CMS and the FOMB have approved the Updated PMPM Payments, and;

(2)
within thirty (30) calendar days following CMS’ and the FOMB’s approval of Updated PMPM Payment rates, the Parties shall begin to reconcile any difference between (i) PMPM Payments that ASES made to Contractors after the Expired Rating Period and (ii) Updated PMPM Payment rates.

15.	Section 22.2.1 shall be amended and replaced in its entirety as follows:

22.2.1 The Contractor shall report a Medical Loss Ratio (MLR) and related data, including the data on the basis of which ASES will determine the compliance of the Contractor with the Medical Loss Ratio Requirement, as required under 42 CFR 438.8(k) for each MLR reporting year. Such reporting shall be provided to ASES no later than ten (10) months following the close of the MLR reporting year.

16.	Section 23.3.4 shall be amended and replaced in its entirety as follows:

23.3.4 The Contractor’s stop-loss responsibility shall not be transferred to a PMG unless the PMG and the Contractor expressly agree in writing to the PMG’s assuming this risk. In this event, Contractor shall accept stop-loss insurance and reinsurance obtained from a third party, and shall not obligate the PMG to utilize insurance provided by the Contractor.

II.	RATIFICATION

All other terms and provisions of the original Contract, as amended by Contracts Number 2019- 000052A,B and C, and of any and all documents incorporated by reference therein, not specifically deleted or modified herein shall remain in full force and effect. The Parties hereby affirm their respective undertakings and representations as set forth therein, as of the date thereof. Capitalized terms used in this Amendment, if any, shall have the same meaning assigned to such terms in the Contract.

III.	EFFECT; CMS APPROVAL

The Parties agree and acknowledge that:

A.
This Amendment, including any attachments, is subject to approval by the United States Department of Health and Human Services Centers for Medicare and Medicaid Services (“CMS”), and ASES shall submit this Amendment for CMS approval.

IV.	AMENDMENT EFFECTIVE DATE

Contingent upon approval of CMS, this Amendment shall become effective November 1, 2019 (the “Amendment Effective Date”), and remain in effect throughout the term of the Contract.

V.	ENTIRE AGREEMENT

This Amendment constitutes the entire understanding and agreement of the Parties with regards to the subject matter hereof, and the parties by their execution and delivery of this Second Amendment to the Contract hereby ratify all of the terms and conditions of the Contract, as amended by Contract Number 2019-000052A, B and C, and as supplemented by this Agreement.

The Parties agree that ASES will be responsible for the submission and registration of this Amendments in the Office of the Comptroller General of the Commonwealth, as required under law and applicable regulations.

ACKNOWLEDGED BY THE PARTIES by their duly authorized representatives on this 31 day of October, 2019.

ADMINISTRACIÓN DE SEGUROS DE SALUD DE PUERTO RICO (ASES)

/s/ Rafael Rodríguez Mercado	10/31/2019
Mr. Rafael Rodríguez Mercado, Board of Directors’ Chairman	Date
EIN: 66-0500678

TRIPLE-S SALUD, INC.

/s/__ Madeline Hernández Urquiza	10/31/2019
Ms. Madeline Hernández Urquiza, President	Date
EIN: 66-0555677

Account No. 256-5325 to 5330